Exhibit 5
                               July 20, 1995

Board of Directors
GATX Corporation
500 West Monroe Street
Chicago, Illinois  60661


Ladies and Gentlemen:

     I have acted as counsel to GATX Corporation (the "Company") in connection with the adoption of the GATX Corporation 1995 Long Term Incentive Compensation Plan (the "Plan"). I am familiar with the corporate proceedings relative to the adoption of the Plan and the proposed issuance of shares of the common stock, par value $.625 per share, of the Company (the "Common Stock") pursuant to the Plan. I have examined such corporate and other records, instruments, certificates and documents as I considered necessary to enable me to express this opinion.

     Based on the foregoing, it is my opinion that the shares of Common Stock issuable pursuant to the Plan have been duly authorized for issuance and, when sold pursuant to the Plan, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed by the Company with respect to the shares of Common Stock issuable pursuant to the Plan and to the reference to me under the caption "Interests of Named Experts and Counsel" in such Registration Statement.

                              Very truly yours,


                               /S/ RONALD J. CIANCIO
                              ------------------------
                              Ronald J. Ciancio
                              Assistant General Counsel
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